Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2025-USNCH27347 Registration Statement Nos. 333-270327 and 333-270327-01 Dated June 30, 2025; Filed pursuant to Rule 433

Jump Securities with Auto-Callable Feature Based Upon the Worst Performing of the Energy Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund Due July    , 2031
Principal at Risk Securities

This document provides a summary of the terms of the securities.  Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Shares of the Energy Select Sector SPDR® Fund (ticker symbol: “XLE”), Shares of the Industrial Select Sector SPDR® Fund (ticker symbol: “XLI”) and Shares of the Technology Select Sector SPDR® Fund (ticker symbol: “XLK”)
Stated principal amount:	$1,000 per security
Pricing date:	June 30, 2025
Issue date:	July 3, 2025
Maturity date:	July 3, 2031
Valuation dates, potential redemption dates and premiums:	The valuation dates and potential redemption dates are listed below. The premium applicable to each valuation date is the amount indicated below.

Valuation Dates*

July 7, 2026

September 30, 2026

December 30, 2026

March 30, 2027

June 30, 2027

September 30, 2027

December 30, 2027

March 30, 2028

June 30, 2028

October 2, 2028

January 2, 2029

April 2, 2029

July 2, 2029

October 1, 2029

December 28, 2029

April 1, 2030

July 1, 2030

September 30, 2030

December 30, 2030

March 31, 2031

June 30, 2031 (the “final valuation date”)

Potential Redemption Dates**

July 10, 2026

October 5, 2026

January 5, 2027

April 2, 2027

July 6, 2027

October 5, 2027

January 4, 2028

April 4, 2028

July 6, 2028

October 5, 2028

January 5, 2029

April 5, 2029

July 6, 2029

October 4, 2029

January 3, 2030

April 4, 2030

July 5, 2030

October 3, 2030

January 3, 2031

April 3, 2031

N/A

Premiums

9.700% of the stated principal amount

12.125% of the stated principal amount

14.550% of the stated principal amount

16.975% of the stated principal amount

19.400% of the stated principal amount

21.825% of the stated principal amount

24.250% of the stated principal amount

26.675% of the stated principal amount

29.100% of the stated principal amount

31.525% of the stated principal amount

33.950% of the stated principal amount

36.375% of the stated principal amount

38.800% of the stated principal amount

41.225% of the stated principal amount

43.650% of the stated principal amount

46.075% of the stated principal amount

48.500% of the stated principal amount

50.925% of the stated principal amount

53.350% of the stated principal amount

55.775% of the stated principal amount

58.200% of the stated principal amount

*Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to any of the underlyings

** If the valuation date immediately preceding any potential redemption date is postponed, that potential redemption date will also be postponed so that it falls on the third business day after such valuation date, as postponed

Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing value of the worst performing underlying is greater than or equal to its mandatory redemption threshold value, the securities will be automatically redeemed on the potential redemption date immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Underlying return:	For each of the underlyings on any valuation date, (i) its closing value on such valuation date minus its initial underlying value, divided by (ii) its initial underlying value
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Mandatory redemption threshold value:	For each underlying, 90% of its initial underlying value

Worst performing underlying:	On any valuation date, the underlying with the lowest underlying return on such valuation date

Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:

•

If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its initial underlying value: $1,000 + the premium applicable to the final valuation date

•

If the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value:
$1,000 + ($1,000 x the underlying return of the worst performing underlying on the final valuation date)

If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion or all of your investment.

CUSIP/ISIN:	17333LCV5 / US17333LCV53
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/0000950103250080 75/dp230671_424b2-us2578843d.htm

Hypothetical Payment[1]
If the first valuation date on which the closing value of the worst performing underlying is greater than or equal to its mandatory redemption threshold value, or its initial underlying value in the case of the final valuation date, is . . .	. . . then you will receive the following payment per security upon automatic redemption or at maturity, as applicable
1st valuation date	$1,097.00
2nd valuation date	$1,121.25
3rd valuation date	$1,145.50
4th valuation date	$1,169.75
5th valuation date	$1,194.00
6th valuation date	$1,218.25
7th valuation date	$1,242.50
8th valuation date	$1,266.75
9th valuation date	$1,291.00
10th valuation date	$1,315.25
11th valuation date	$1,339.50
12th valuation date	$1,363.75
13th valuation date	$1,388.00
14th valuation date	$1,412.25
15th valuation date	$1,436.50
16th valuation date	$1,460.75
17th valuation date	$1,485.00
18th valuation date	$1,509.25
19th valuation date	$1,533.50
20th valuation date	$1,557.75
The final valuation date	$ 1,582.00
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $873.50 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlyings

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.
•	The securities do not pay interest.
•	Your potential return on the securities is limited.
•	The securities are subject to the risks of all of the underlyings and will be negatively affected if any one of the underlyings performs poorly, even if the others perform well.
•	You will not benefit in any way from the performance of any better performing underlying.
•	The term of the securities may be as short as one year.
•	You will be subject to risks relating to the relationship among the underlyings.
•	Investing in the securities is not equivalent to investing in the underlyings.
•	Your return on the securities depends on the closing values of the underlyings on a limited number of days.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, is less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Markets Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.
•	The Energy Select Sector SPDR® Fund is subject to concentrated risks associated with the energy sector.
•	The Industrial Select Sector SPDR® Fund is subject to risks associated with the industrial sector.
•	The Technology Select Sector SPDR® Fund is subject to risks associated with the technology sector.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of any underlying.
•	The value and performance of any underlying share issuer may not completely track the performance of its underlying index or its net asset value per share.
•	The closing values of the underlyings may be adversely affected by Citigroup Global Markets Holdings Inc.’s or its affiliates’ hedging and other trading activities.
•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.
•	Even if any underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement.
•	The securities will not be adjusted for all events that could affect the closing value of any of the underlyings.
•	The securities may become linked to an underlying other than one of the original underlyings upon the occurrence of a reorganization event or upon the delisting of any of the underlyings.
•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.
•	Adjustments to the underlyings may affect the value of your securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.